Exhibit 16.1

January 16, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C 20549

Ladies and Gentlemen:

We have read the item captioned "Changes in Independent Auditor" in the Registration Statement of Antigua Enterprises Inc. on Form S-1 to be filed with the Securities and Exchange Commission on the date of this letter. We are in agreement with the statements in such captioned item.

Yours truly,


Chartered Accountants
(Internationally BDO Binder)